SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): August 7, 1997



                       PARKER & PARSLEY PETROLEUM COMPANY
             (Exact name of Registrant as specified in its charter)




          Delaware                      1-10695              74-2570602
(State or other jurisdiction of        Commission         (I.R.S. Employer
incorporation or organization)         File Number      Identification Number)




303 West Wall, Suite 101, Midland, Texas                        79701
(Address of principal executive offices)                      (Zip code)



       Registrant's Telephone Number, including area code : (915) 683-4768


                                 Not applicable
              (Former name, former address and former fiscal year,
                          if changed since last report)




                               Page 1 of 26 pages.

                            Exhibit Index on page 26.

                       PARKER & PARSLEY PETROLEUM COMPANY

                                TABLE OF CONTENTS


                                                                           Page
                                                                           ----
Item 1.  Change in Control of Registrant..................................    3

Item 2.  Acquisition or Disposition of Assets.............................    3

Item 7.  Financial Statements and Exhibits:...............................   10

           Preliminary Statement..........................................   10

           Unaudited Pro Forma Combined Financial Statements:

             Unaudited Pro Forma Combined Balance Sheet for Pioneer
                Natural Resources Company as of June 30, 1997.............   11
             Unaudited Pro Forma Combined Statement of Operations for
                Pioneer Natural Resources Company for the six months
                ended June 30, 1997.......................................   12
             Unaudited Pro Forma Combined Statement of Operations for
                Pioneer Natural Resources Company for the year ended
                December 31, 1996.........................................   13
             Unaudited Pro Forma Combined Statement of Operations for
                Parker & Parsley Petroleum Company for the year ended
                December 31, 1996.........................................   14
             Unaudited Pro Forma Combined Statement of Operations for
                Mesa Inc. for the year ended December 31, 1996............   15

           Notes to Unaudited Pro Forma Combined Financial Statements.....   16

           Exhibits.......................................................   24

           Signatures.....................................................   25

           Exhibit Index..................................................   26

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The information in this document  includes  forward-looking  statements that are based on  assumptions  that in the future  may prove not to have been  accurate.
Those  statements,   and  Pioneer  Natural  Resources   Company's  business  and
prospects, are subject to a number of risks including the volatility of oil and gas prices, environmental risks, operating hazards and risks, risks associated with natural gas processing plants, risks related to exploration and development drilling, uncertainties about estimates of reserves, competition, government regulation, and the ability of Parker & Parsley to implement its business strategy. These and other risks are described in Parker & Parsley's 1996 Annual Report on Form 10-K which is available from the United States Securities and Exchange Commission.

Item 1.      Changes in Control of Registrant

       As a result of the Mergers described in "Item 2. Acquisition or Disposition of Assets", Parker & Parsley Petroleum Company ("Parker & Parsley") merged into Pioneer Natural Resources USA, Inc., a wholly-owned subsidiary of Pioneer Natural Resources Company ("Pioneer"). Former Parker & Parsley stockholders received approximately 57% of the common stock of Pioneer and former Mesa Inc. ("Mesa") stockholders received approximately 43% of the common stock of Pioneer. In some circumstances, this transaction could be deemed a "change in control of a registrant". For a more complete description of these transactions, see "Item 2. Acquisition or Disposition of Assets" below.

Item 2.      Acquisition or Disposition of Assets

       As of April 6, 1997, Parker & Parsley and Mesa entered into an Amended and Restated Agreement and Plan of Merger (the "Merger Agreement") which was approved by the stockholders of both companies on August 7, 1997 by a majority vote of 76% by holders of Parker & Parsley common stock and 71%, 58%, and 100% by holders of Mesa common stock, Mesa Series A 8% Cumulative Convertible Preferred Stock ("Mesa Series A Preferred Stock") and Mesa Series B 8% Cumulative Convertible Preferred Stock ("Mesa Series B Preferred Stock"), respectively. Mesa was a publicly traded independent oil and gas company based in Irving, Texas with substantial producing properties and operations in the MidContinent region of the United States. The Merger Agreement provided for (i) the merger of Mesa with and into Pioneer, a wholly-owned subsidiary of Mesa, as a result of which Mesa, a Texas corporation, reincorporated into Delaware and
(ii) the merger of Parker & Parsley with and into Mesa Operating Co. ("MOC"), a wholly-owned subsidiary of Mesa (items (i) and (ii) collectively the "Mergers"). In accordance with the Merger Agreement, (i) holders of Parker & Parsley common stock received one share of Pioneer common stock for each share held; (ii) holders of Mesa common stock received one share of Pioneer common stock for every seven shares held; and (iii) holders of Mesa Series A Preferred Stock and Mesa Series B Preferred Stock received 1.25 shares of Pioneer common stock for every seven shares held. No fractional shares were issued and all treasury shares were canceled.

       As a result of the Mergers, former Parker & Parsley stockholders received approximately 57% of the common stock of Pioneer, and former Mesa stockholders received approximately 43%. Also, as a result of the Mergers, Parker & Parsley merged into a wholly-owned subsidiary of Pioneer that is now known as Pioneer Natural Resources USA, Inc. For a complete description of the Mergers and of Pioneer, see Pioneer's Registration Statement on Form S-4 (File No. 333-26951) which is incorporated herein by reference.

       In accordance with the provisions of Accounting Principles Board No. 16, "Business Combinations", the merger has been accounted for as a purchase of Mesa by Parker & Parsley. As a result, historical financial statements for Pioneer will be those of Parker & Parsley, and Pioneer's financial statements will present the addition of Mesa's assets and liabilities as an acquisition by Parker & Parsley. The aggregate Pioneer purchase consideration related to the assets and liabilities of Mesa, including estimated nonrecurring merger transaction costs, is $999.5 million. See "Item 7. Financial Statements and Exhibits" for the preliminary allocation of the total purchase price of Mesa to the acquired assets and liabilities based upon the estimated fair values assigned to each of the significant assets acquired and liabilities assumed. Any future adjustments to the allocation of the purchase price are not anticipated to be material to Pioneer's financial statements.

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Description of Properties

       Approximately 95% of Mesa's estimated proved reserves as of December 31, 1996 were concentrated in the Hugoton field of southwest Kansas and the West Panhandle field of Texas. These fields, which produce gas from depths of 3,500 feet or less, are characterized by stable, long-lived, low cost production. On the other hand, Mesa's Gulf of Mexico properties contained less than 3% of the total estimated proved reserves as of December 31, 1996.

       Oil and Gas Properties

       Hugoton Field. The Hugoton field in southwest Kansas is one of the largest producing gas fields in the continental United States. Mesa's Hugoton properties represent approximately 13% of the proved reserves in the field and are located on over 237,000 net acres, covering approximately 400 square miles. Mesa's properties are concentrated in the central fairway of the field and benefit from better reservoir characteristics, including thicker productive zones, higher porosity and higher permeability than properties on the edges of the field. Mesa has working interests in approximately 1,100 wells in the Hugoton field, 950 of which it operates, and royalty interests in approximately 800 wells. Mesa's Hugoton properties are capable of producing approximately 200 MMcf of gas per day and substantially all of Mesa's Hugoton production is processed through its Satanta plant. Mesa's gathering and processing facilities which service its production from the Hugoton field allows Mesa to control the production, gathering, processing and sale of its gas and associated natural gas liquids to various major intrastate and interstate pipelines through its direct interconnects.

       Mesa's Hugoton properties accounted for approximately 60% of its proved reserves and 62% of the SEC 10 value of estimated future net cash flows determined as of December 31, 1996, in accordance with SEC guidelines. The Hugoton properties accounted for approximately 49%, 47% and 53% of Mesa's oil and gas revenues for the years ended December 31, 1996, 1995 and 1994, respectively. The percentage of revenues from the Hugoton field has been less than the percentage of proved reserves due primarily to the longer life of the Hugoton properties compared to Mesa's other properties.

        Production in the Hugoton field is subject to allowables set by the Kansas Corporation Commission (the "KCC"), which is the state regulatory agency that regulates oil and gas production in Kansas. The KCC is responsible for the determination of market demand (allowables) for the Hugoton field and the allocation of allowables among the more than 9,000 wells in the field. Twice each year, the KCC sets the field wide allowable production at a level estimated to be necessary to meet the Hugoton market demand for the summer and winter production periods. The field wide allowable is then allocated among individual wells determined by a series of calculations that are principally based on each well's pressure, deliverability and acreage. The allowables assigned to individual wells are affected by the relative production, testing and drilling practices of all producers in the field, as well as the relative pressure and deliverability performance of each well.

       Generally, field wide allowables are influenced by overall gas market supply and demand in the United States as well as specific nominations for gas from the parties who produce or purchase gas from the field. Since 1987, field wide allowables have increased in each year except 1991. The total Hugoton field allowable in 1996 was 600 Bcf of wellhead gas. Mesa's share of the field allowable averaged 13% in 1996. Mesa estimates that it and other major producers in the Hugoton field produced at or near full capacity in 1996 and expects such practice to continue. Mesa's net Hugoton field production decreased to approximately 67 Bcfe in 1996 compared with 70 Bcfe in 1995 as a result of equipment maintenance in 1996. Mesa expects its Hugoton field production will decline slightly from 1996 levels each year through 1998. Beginning in 1999, Mesa expects annual production declines due to normal depletion.

       Mesa has invested over $78 million in capital expenditures in its Hugoton properties since 1992 to construct the Satanta Plant and related facilities, and to upgrade gathering and compression facilities, production equipment and pipeline interconnects in order to maintain production capacity and marketing flexibility. See "Gas Processing Facilities - Satanta Natural Gas Processing Plant" below.

       West Panhandle Field. The West Panhandle properties are located in the Texas panhandle. Natural gas from these properties is produced from approximately 600 wells, all of which Mesa operates, on over 185,000 net acres. All of Mesa's West Panhandle production is processed through Mesa's Fain natural gas processing plant.

       Mesa's West Panhandle reserves are owned and produced pursuant to contracts with Colorado Interstate Gas Company ("CIG"), the first of which was executed in 1928 by predecessors of both companies. An amendment to these contracts, the Production Allocation Agreement ("PAA"), allocates 77% of the production from the West Panhandle field properties to Mesa and 23% to CIG, effective as of January 1, 1991. Under the associated agreements, Mesa operates the wells and production equipment and CIG owns and operates the gathering system by which Mesa and CIG's production is delivered to the Fain Plant. CIG also performs certain administrative functions. Each party reimburses the other for certain costs and expenses incurred for the joint account. In accordance with the PAA and other contracts with CIG, Mesa was contractually limited to take wellhead gas production up to a maximum of 32 Bcf in 1996, but actually took only 27 Bcf primarily due to a weather related decrease in demand in 1996. Beginning in 1997, Mesa is not subject to annual contractual production limitations and will have the right to take and market as much gas as it can produce, subject to specific CIG seasonal and daily entitlements as provided for under the contracts. Assuming continuation of existing economic and operating conditions, Mesa expects wellhead production from its West Panhandle properties to be 37 Bcf in 1997.

       As of December 31, 1996, Mesa's West Panhandle properties represented approximately 35% of Mesa's equivalent proved reserves, and approximately 33% of the present value of estimated future net cash flows, determined in accordance with SEC guidelines. Production from the West Panhandle properties accounted for approximately 31%, 33% and 36% of Mesa's oil and gas revenues for the years ended December 31, 1996, 1995 and 1994, respectively. Mesa has identified over 100 locations that have additional production potential in new areas or deeper zones, of which Mesa plans to redrill 58 in 1997 and the balance in 1998.

       In December 1996, Mesa entered into a natural gas processing agreement with CIG and MAPCO, Inc. ("MAPCO"), which has a primary term through December 2009. This agreement provides for Mesa to initially process approximately 8.5 Bcf of natural gas per year of third party gas at the Fain Plant (see "Gas Processing Facilities - Fain Natural Gas Processing Plant" below). In February 1997, Mesa purchased from MAPCO and its affiliates all of their liquids attributable to the processing agreement above as well as the rights to condensate from CIG's gathering system for approximately $66 million. The reserves associated with this acquisition are estimated to be 11 million BOE's at December 31, 1996 and 1997 condensate and NGL production is estimated to be 850 MBbls.

       Gulf of Mexico. Mesa's Gulf of Mexico properties are located in offshore Texas and Louisiana and represent approximately 3% of Mesa's equivalent proved reserves and approximately 4% of the present value of estimated future net cash flows as determined in accordance with SEC guidelines at December 31, 1996. The Gulf of Mexico properties accounted for approximately 20%, 13% and 9% of Mesa's oil and gas revenues for the years ended December 31, 1996, 1995 and 1994, respectively.

       Mesa has owned and operated properties in the Gulf of Mexico since 1970. Beginning in late 1994, Mesa began to direct a greater portion of its capital spending towards exploration and development in the Gulf of Mexico. Since that time, Mesa has successfully completed 21 out of 24 wells adding 63 Bcfe to proved reserves. As a result, Mesa's offshore production increased by approximately 50% on a thousand cubic feet of natural gas equivalent ("Mcfe") basis from 1994 to 1995, and by an additional 58% on an Mcfe basis from 1995 to 1996. Mesa currently plans to drill up to seven exploratory wells on its existing properties in the remainder of 1997. Because Mesa has existing production facilities offshore, it has been able to bring new wells on production quickly and at a lower cost than could be achieved otherwise. Mesa currently owns interests in 56 blocks in the Gulf of Mexico, which cover an aggregate of approximately 141,000 net acres.

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       Mesa owns  approximately  600  square  miles of 3-D  seismic  data in and around  its  existing  Gulf of  Mexico  properties.  After  the  procurement  of additional  3-D  seismic  data  during  1997,  Mesa will have 3-D  seismic  data
covering   approximately  90%  of  its  existing  Gulf  of  Mexico   properties.
Application of 3-D seismic technology to Mesa's Gulf of Mexico acreage represents a significant future opportunity to increase reserves and cash flow through exploratory and development drilling.

       In 1996, Mesa purchased 11 blocks covering 57,340 gross (39,685 net) acres in the Gulf of Mexico. Mesa paid $1.7 million for its share of the 11 blocks, six of which are located in areas where Mesa has producing interests. Mesa was apparent high bidder on four blocks covering 17,500 acres in the March 1997 federal lease sale in the Gulf of Mexico, but there can be no assurance that Mesa will be awarded these blocks by the United States Mineral Management Service ("MMS"). Mesa will spend approximately $.7 million if the MMS awards all four leases to Mesa.

       Greenhill Petroleum. On April 15, 1997, Mesa completed the acquisition of Greenhill Petroleum ("Greenhill") from Western Mining Corporation (USA) for approximately $267 million, net of cash acquired. At December 31, 1996, the Greenhill properties had estimated proved reserves of 30 MMBOE (consisting of 41.9 Bcf of gas and 23.4 MMBbls of oil), which were concentrated in the following four producing areas: the inland waters of the Louisiana Gulf Coast, the Texas Gulf Coast, offshore in the Gulf of Mexico and the Permian Basin. The acquired properties included 522 producing wells, more than 200 development projects and 246 square miles of 3-D seismic data. During the year ended December 31, 1996, production from the Greenhill properties totaled 6 Bcf and
2.5 MMBbls.

       Gas Processing Facilities

       Through its natural gas processing plants, Mesa extracts raw NGLs and crude helium from the wellhead natural gas stream. The NGLs are then transported and fractionated into their constituent hydrocarbons such as ethane, propane, normal butane, isobutane and natural gasolines. The NGLs and helium are then sold pursuant to contracts providing for market-based prices.

       Mesa processes its natural gas production for the extraction of NGLs and helium to enhance the market value of the gas stream. In recent years Mesa has made substantial capital investments to enhance its natural gas processing and helium extraction capabilities in the Hugoton and West Panhandle fields. Mesa owns and operates its processing facilities, which allows Mesa to (i) capture the processing margin, as third-party processing agreements generally available in the industry result in retention of a significant portion of the processing margin by the contract processor, (ii) control the quality of the residue gas stream, permitting it to deliver gas directly to pipelines for sales to local distribution companies, marketing companies and end users, and (iii) realize value from premium products such as crude helium. Mesa believes that the ability to control its production stream from the wellhead through its processing facilities to disposition at central delivery points enhances its marketing opportunities and competitive position in the industry.

       Satanta Natural Gas Processing Plant. The Satanta Plant was built in 1993 and has the capacity to process 250 MMcf of natural gas per day, enabling Mesa to extract NGLs from substantially all of the gas produced from its Hugoton field properties as well as third party producers' gas. The Satanta Plant also has the ability to extract helium from the gas stream. In 1996, the Satanta Plant averaged 193 MMcf per day of inlet gas and produced a daily average of
10.6 MBbls of NGLs, 1,027 Mcf of crude helium and 144 MMcf of residue natural gas.

       In November 1996, Mesa commenced a natural gas processing alliance with Anadarko Petroleum Corporation ("Anadarko") and Western Resources Mid-Continent Market Center which provides for Mesa to process up to 55 MMcf per day of Anadarko's gas at Mesa's Satanta Plant. Such agreement filled excess capacity at the Satanta Plant. Mesa is also focusing its efforts on obtaining additional dedications of third-party natural gas to the Satanta Plant, and if successful, plans to expand the plant's processing capacity.

       Fain Natural Gas Processing Plant. The Fain Plant, which was built in the 1960's and had its most recent substantial upgrade in 1993, currently has inlet capacity of 140 MMcf per day. In 1996, the Fain Plant averaged 77 MMcf per day of inlet gas and produced a daily average of 8.2 MMbls of NGLs and condensate,

20 Mcf of crude helium and 59 MMcf of residue natural gas. Mesa's natural gas processing agreement with CIG and MAPCO (as described in "Oil and Gas Properties
- West Panhandle Field" above) has filled excess capacity at the Fain Plant. Mesa plans to install a nitrogen rejection unit at the Fain Plant in 1998 to improve the quality of the residue natural gas stream and increase NGL and helium recoveries.

Oil and Gas Information

       Proved Reserves. The following table sets forth information about Mesa's proved oil and gas reserves as of December 31, 1996.

                                 PROVED RESERVES
                             As of December 31, 1996

                                    Natural Gas       Oil &        Natural Gas
                    Natural Gas       Liquids       Condensate     Equivalents
                      (MMcf)          (MBbls)        (MBbls)         (MMcfe)
                    -----------    ------------    -----------    ------------
Hugoton                 691,412          45,418            -           963,920
West Panhandle          288,444          42,498          3,971         567,258
Gulf of Mexico           27,332             120          2,188          41,180
Other                    30,534              15            704          34,848
                    -----------    ------------    -----------    ------------
      Total           1,037,722          88,051          6,863       1,607,206
                    ===========    ============    ===========    ============

       Production.   The  following  table  sets  forth  information  about  the production attributable to Mesa's properties for the year ended December 31, 1996.
                             OIL AND GAS PRODUCTION
                          Year ended December 31, 1996

                                                Natural Gas         Oil &
                              Natural Gas         Liquids        Condensate
                                (MMcf)            (MBbls)          (MBbls)
                              -----------      ------------      ----------
       Hugoton                     46,821             3,315             -
       West Panhandle              19,268             2,978             211
       Gulf of Mexico              17,909               163             665
       Other                            3                 4              63
                              -----------      ------------      ----------
             Total                 84,001             6,460             939
                              ===========      ============      ==========

       Productive Wells. The following table sets forth information about Mesa's gross and net interests in productive oil and gas wells, excluding royalty wells, as of December 31, 1996.

                          PRODUCTIVE OIL AND GAS WELLS
                             As of December 31, 1996

                                                     Gross             Net
                                                   ---------        ---------
          Onshore U.S.:
               Kansas                                  1,432            990.0
               Texas                                     616            463.9
               Wyoming                                     2              -
               North Dakota                               20              3.8
               Other                                      13              1.3
                                                   ---------        ---------
                    Total Onshore                      2,083          1,459.0
                                                   ---------        ---------
          Offshore U.S.:
               Louisiana                                 192             43.4
               Texas                                      68             12.4
                                                   ---------        ---------
                    Total Offshore                       260             55.8
                                                   ---------        ---------
          Grand Total                                  2,343          1,514.8
                                                   =========        =========

       Acreage.   The  following  table  sets  forth  information  about  Mesa's developed and undeveloped leasehold acreage as of December 31, 1996.

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                                LEASEHOLD ACREAGE
                             As of December 31, 1996

                                 Producing                  Undeveloped
                                  Acreage                     Acreage
                         ------------------------     -----------------------
                           Gross         Net            Gross         Net
                         ----------   -----------     ----------   ----------
Onshore U.S.:
      Kansas                258,801       231,312          5,880        5,880
      Texas                 241,218       185,550            480          156
      Wyoming                11,477         4,365         14,570        9,035
      North Dakota            4,661         3,532          3,771        2,488
      Other                   2,564         2,142         16,123        6,518
                         ----------    ----------     ----------   ----------
        Total Onshore       518,721       426,901         40,824       24,077
                         ----------    ----------     ----------   ----------
Offshore U.S.:
      Louisiana              82,024        45,180         48,750       30,783
      Texas                  73,808        18,848         46,080       46,080
                         ----------    ----------     ----------   ----------
        Total Offshore      155,832        64,028         94,830       76,863
                         ----------    ----------     ----------   ----------
Grand Total                 674,553       490,929        135,654      100,940
                         ==========    ==========     ==========   ===========

Credit Facility Agreements

       On  August  7,  1997,  Parker  &  Parsley's  successor,  Pioneer  Natural
Resources USA, Inc. (the "Borrower"), entered into two Credit Facility Agreements ("Credit Facility Agreements") with a syndicate of banks (the "Banks") that refinanced the credit facilities of Parker & Parsley and Mesa as of the date of merger of the two companies. One Credit Facility Agreement (the "Primary Facility") provides for a $1.1 billion credit facility. The maturity date for the Primary Facility is August 7, 2002. The second Credit Facility Agreement (the "364-day Facility") provides for a $300 million credit facility with a maturity date of August 5, 1998. The Borrower has the option to renew the 364-day Facility for another period of 364 days by notifying the Banks in writing of such election not more than 60 days and not less than 45 days prior to the maturity date. The prior credit agreements of Parker & Parsley and Mesa were paid in full following the Mergers utilizing proceeds from initial borrowings against the new Primary Facility of $675 million.

       Advances on both Credit Facility Agreements bear interest, at the Borrower's option, based on (a) the prime rate of NationsBank of Texas, N.A.,
(b) a Eurodollar rate (substantially equal to the London Interbank Offered Rate ("LIBOR")), adjusted for the reserve requirement as determined by the Board of Governors of the Federal Reserve System with respect to transactions in Eurocurrency liabilities ("LIBOR Rate"), or (c) a competitive bid rate as quoted by the Banks electing to participate pursuant to a request by the Borrower. Advances that are LIBOR Rate have periodic maturities, at the Borrower's option, of one, two, three, six, nine or twelve months. Maturities of greater than six months are subject to availability of such deposits in the relevant markets. Advances that are competitive bid rate have periodic maturities, at the Borrower's option, of not less than 15 days nor more than 360 days. The interest rates on LIBOR Rate advances vary with interest rate margins ranging from 18 basis points to 45 basis points. The interest rate margin is determined by a grid based upon Pioneer's senior unsecured long-term public debt rating.

       The obligations of the Borrower under the Credit Facility Agreements are guaranteed by Pioneer and certain of its subsidiaries unless and to the extent any such subsidiary has been designated as an "Unrestricted Subsidiary" by the Borrower pursuant to the Credit Facility Agreements. Certain subsidiaries of the Borrower which have not been designated as Unrestricted Subsidiaries have not provided guaranties because either (a) such guaranty would result in adverse tax consequences pursuant to Section 956 of the Internal Revenue Code of 1986, as amended, or (b) such subsidiary is prohibited from executing a guaranty pursuant to contractual restrictions. In these cases, the Borrower and certain of its subsidiaries have pledged a portion of the issued and outstanding capital stock of such subsidiaries as security for the obligations of the Borrower under the Credit Facility Agreements.

       The Credit Facility Agreements contain various restrictive covenants and compliance requirements, which include (a) minimum financial requirements; (b) limits on the incurrence of additional indebtedness; and (c) limitations on mergers.

       Pioneer's Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 includes $2.5 million of unamortized capitalized issuance fees associated with Parker & Parsley's existing bank credit facility. As a result of the new $1.4 billion dollar bank credit facility for Pioneer, such unamortized fees will be recognized as noncash charges during the third quarter of 1997.

       After the consummation of the Mergers, Pioneer will have four outstanding debt issuances in addition to the new credit facilities described above. Such debt issuances consist of (i) $150 million aggregate principal amount of 8 7/8% senior notes issued by Parker & Parsley in 1995 and due in 2005, (ii) $150 million aggregate principal amount of 8 1/4% senior notes issued by Parker & Parsley in 1995 and due in 2007, (iii) $325 million aggregate principal amount of 10 5/8% Senior Subordinated Notes issued by Mesa in 1996 and due 2006 and
(iv) $264 million aggregate principal amount of 11 5/8% Senior Subordinated Discount Notes issued by Mesa in 1996 and due 2006. These four issuances are or will be guaranteed by Pioneer (the parent of Pioneer Natural Resources USA, Inc.) subsequent to the Mergers.

Vote of Security Holders

       On August 7, 1997, Parker & Parsley and Mesa each held a Special Meeting for their respective stockholders in Dallas, Texas. At both meetings, the following three proposals were submitted for vote to the stockholders: (i) to approve and adopt the Merger Agreement dated as of April 6, 1997 among Parker & Parsley, Mesa and its subsidiaries Pioneer and MOC, which provides for the business combination of Parker & Parsley and Mesa (as a result of the business combination, Mesa, which is a Texas corporation, will reincorporate to Delaware by merging into Pioneer and Parker & Parsley will merge into MOC), (ii) to approve the adoption of the Pioneer Long-Term Incentive Plan and (iii) to approve the adoption of the Pioneer Employee Stock Purchase Plan. Additionally, stockholders of Mesa were asked to consider and vote upon a separate proposal to approve the adoption of the Mesa 1996 Incentive Plan. Each of the proposals was approved by Parker & Parsley's and Mesa's stockholders as follows:

 Parker & Parsley
                                                                                        Broker
 Proposal                                         For        Against       Abstain     Non-Votes
 --------                                     ----------    ----------    ---------    ---------
Merger Agreement                              26,837,927       116,119      162,228          -
Long-Term Incentive Plan                      17,625,487     9,206,701      284,086          -
Employee Stock Purchase Plan                  26,254,862       582,103      279,309          -

 Mesa
                                                                                        Broker
 Proposal                                         For        Against       Abstain     Non-Votes
 --------                                     ----------    ----------    ---------    ---------
Merger Agreement
 Common stockholders of Mesa                  45,946,840     1,068,821    2,259,454          -
 Preferred Series A stockholders of Mesa      36,054,385     8,953,770    4,125,626          -
 Preferred Series B stockholders of Mesa      62,424,436           -            -            -

Pioneer Long-Term Incentive Plan
 Common stockholders of Mesa                  39,505,930     6,668,536    3,100,649          -
 Preferred Series A stockholders of Mesa      34,019,452     7,940,429    7,173,900          -
 Preferred Series B stockholders of Mesa      62,424,436           -            -            -

Employee Stock Purchase Plan
 Common stockholders of Mesa                  43,605,373     2,614,233    3,055,509          -
 Preferred Series A stockholders of Mesa      38,146,770     3,797,918    7,189,093          -
 Preferred Series B stockholders of Mesa      62,424,436           -            -            -

Mesa Incentive Plan
 Common stockholders of Mesa                  35,657,052    10,554,566    3,063,497          -
 Preferred Series A stockholders of Mesa      33,186,078     8,762,547    7,185,156          -
 Preferred Series B stockholders of Mesa      62,424,436           -            -            -

              Unaudited Pro Forma Combined Financial Statements of
                        Pioneer Natural Resources Company


Item 7.        Financial Statements and Exhibits:

Financial Statements of Acquired Entity and Pro Forma Financial Information

       The unaudited pro forma combined balance sheet and statements of operations have been prepared to give effect to certain transactions as described below.

       The unaudited pro forma combined balance sheet of Pioneer as of June 30, 1997 has been prepared to give effect to (i) the Mergers as if such transactions had occurred on June 30, 1997 (in accordance with the provisions of APB No. 16, "Business Combinations", the Mergers have been accounted for as a purchase of Mesa by Parker & Parsley) and (ii) the conversion of Parker & Parsley's 6 1/4% Cumulative Monthly Income
       Convertible Preferred Shares ("Preferred Shares") to Pioneer common stock.

       The unaudited pro forma combined statements of operations of Pioneer for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been prepared to give effect to the Mergers and certain events described below for Parker & Parsley and Mesa as if the Mergers and such events had occurred on January 1, 1996.

       Pro Forma Parker & Parsley has been prepared to give effect to (i) the sale of certain wholly-owned Australian subsidiaries in March 1996 and the sale of Bridge Oil Timor Sea, Inc. in June 1996 (collectively, the "Australasian Assets Sold"), (ii) the aggregate effect of the sale of certain nonstrategic domestic oil and gas properties, gas plants, contract rights and related assets sold during the period from January 2, 1996 to December 31, 1996 (collectively, the "1996 Assets Sold") and
       (iii) the exchange of Parker & Parsley's 6 1/4% Cumulative Monthly Income Convertible Preferred Shares ("Preferred Shares") to Pioneer common stock in August 1997.

       Pro Forma Mesa has been prepared to give effect to the Recapitalization, which entailed issuing $265 million in new preferred equity and repaying and refinancing substantially all of Mesa's $1.2 billion of then existing long-term debt, and the acquisition of Greenhill, including additional borrowings to finance such acquisition.

       The unaudited pro forma combined financial statements included herein are not necessarily indicative of the results that might have occurred had the transactions taken place at the beginning of the period specified and are not intended to be a projection of future results. In addition, future results may vary significantly from the results reflected in the accompanying unaudited pro forma combined financial statements because of normal production declines, changes in product prices, future acquisitions and divestitures, future development and exploration activities, and other factors.

       The following unaudited pro forma combined financial statements should be read in conjunction with (i) the Consolidated Financial Statements (and the related notes) of both Parker & Parsley and Mesa included in their respective Annual Reports on Form 10-K and Form 10-K/A for the year ended December 31, 1996 and their respective Quarterly Reports on Form 10-Q for the three months ended March 31, 1997 and for the six months ended June 30, 1997 and (ii) the Historical Financial Statements of Greenhill for the fiscal year ended June 30, 1996 and for the six months ended December 31, 1996 (unaudited) and the related notes thereto which are included in Mesa's Current Report on Form 8-K/A dated February 7, 1997.

                        PIONEER NATURAL RESOURCES COMPANY

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                               as of June 30, 1997
                                 (in thousands)

                                     ASSETS
                                                                       Pro Forma
                                            Parker &                    Combined          Pro Forma
                                            Parsley         Mesa       Adjustments        Combined
                                           ----------    ----------    -----------       ----------
Current assets:
   Cash and cash equivalents               $    9,843    $   20,751        (20,000) (a)  $   10,594
   Restricted cash                              1,723           -                             1,723
   Accounts receivable                         71,010        45,077                         116,087
   Inventories                                  5,581         3,130                           8,711
   Deferred income taxes                        9,300           -                             9,300
   Other current assets                         1,955         1,874                           3,829
                                            ---------     ---------                       ---------
        Total current assets                   99,412        70,832                         150,244
                                            ---------     ---------                       ---------
Property, plant and equipment, at cost:
   Oil and gas properties, using the
      successful efforts method of
      accounting:
        Proved properties                   1,536,665     2,293,133         (2,560) (a)   3,827,238
        Unproved properties                    41,071        44,000                          85,071
   Natural gas processing facilities           50,770           -                            50,770
   Accumulated depletion, depreciation
      and amortization                       (489,143)     (996,687)       996,687  (a)    (489,143)
                                            ---------     ---------                       ---------
                                            1,139,363     1,340,446                       3,473,936
                                            ---------     ---------                       ---------
Other property and equipment, net              28,552        11,286                          39,838
Other assets, net                              16,175        82,894        (35,516) (a)      57,691
                                                                            (5,862) (b)
                                            ---------     ---------                       ---------
                                           $1,283,502    $1,505,458                      $3,721,709
                                            =========     =========                       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                              Current liabilities:
   Current maturities of long-term debt    $    6,064    $    5,305                      $   11,369
   Undistributed unit purchases                 1,723           -                             1,723
   Accounts payable                            64,616        30,209                          94,825
   Domestic and foreign income taxes            2,038           -                             2,038
   Other current liabilities                   14,737        23,436                          38,173
                                            ---------     ---------                       ---------
        Total current liabilities              89,178        58,950                         148,128
                                            ---------     ---------                       ---------
Long-term debt, less current maturities       349,457     1,102,999         83,539  (a)   1,535,995
Other noncurrent liabilities                   27,336        80,032                         107,368
Deferred income taxes                          73,800           -          139,020  (a)     212,820

Preferred stock of subsidiary                 188,820           -         (188,820) (b)         -

Stockholders' equity:
   Preferred stock                                -           1,266         (1,266) (a)         -
   Common stock                                   370           643           (345) (a)         736
                                                                                68  (b)
   Additional paid-in capital                 465,234       667,860        276,911  (a)   1,592,895
                                                                           182,890  (b)
   Treasury stock, at cost                    (34,460)          -           34,460  (a)         -
   Unearned compensation                         (712)          -                              (712)
   Retained earnings (deficit)                124,479      (406,292)       406,292  (a)     124,479
                                            ---------     ---------                       ---------
        Total stockholders' equity            554,911       263,477                       1,717,398
                                            ---------     ---------                       ---------
Commitments and contingencies
                                            ---------     ---------                       ---------
                                           $1,283,502    $1,505,458                      $3,721,709
                                            =========     =========                       =========

  See accompanying notes to unaudited pro forma combined financial statements.

                        PIONEER NATURAL RESOURCES COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                         Six months ended June 30, 1997
                      (in thousands, except per share data)

                                                                                  Pro Forma
                                           Parker &                               Combined      Pro Forma
                                           Parsley       Mesa       Greenhill    Adjustments    Combined
                                          ---------    ---------    ---------    -----------    ---------
Revenues:
   Oil and gas                            $ 198,626    $ 165,336    $  17,369                   $ 381,331
   Natural gas processing                    11,819          -            -                        11,819
   Interest and other                         2,833        4,693          147                       7,673
   Gain (loss) on disposition of
      assets, net                             2,637          (23)          41                       2,655
                                           --------     --------     --------                    --------
                                            215,915      170,006       17,557                     403,478
                                           --------     --------     --------                    --------
Cost and expenses:
   Oil and gas production                    55,392       44,457        6,641                     106,490
   Natural gas processing                     6,098          -            -                         6,098
   Depletion, depreciation and
     amortization:
      Oil and gas properties                 54,860       52,503        7,725       37,880  (c)   152,968
      Other                                   4,649        4,007          -                         8,656
   Impairment of long-lived assets              -          2,907          -                         2,907
   Exploration and abandonments              18,415        8,067        4,059         (407) (d)    30,134
   General and administrative                14,990        9,277       13,318          407  (d)    37,992
   Interest                                  20,154       48,335          -         (6,010) (b)    65,346
                                                                                    (2,562) (e)
                                                                                     5,429  (f)
   Other                                        831        2,470          -                         3,301
                                           --------     --------     --------                    --------
                                            175,389      172,023       31,743                     413,892
                                           --------     --------     --------                    --------
Income (loss) from continuing
   operations before income taxes            40,526       (2,017)     (14,186)                    (10,414)
Income tax benefit (provision)              (14,500)         -            -         18,400  (g)     3,900
                                           --------     --------     --------                    --------
Income (loss) from continuing
   operations                                26,026       (2,017)     (14,186)                     (6,514)
Dividends on preferred stock                    -        (11,105)         -         11,105  (h)       -
                                           --------     --------     --------                    --------
Income (loss) from continuing
   operations attributable to
   common stock                           $  26,026    $ (13,122)   $ (14,186)                  $  (6,514)
                                           ========     ========     ========                    ========
Income (loss) per common share            $     .74    $    (.20)                               $    (.09)
                                           ========     ========                                 ========
Weighted average shares
   outstanding                               35,364       65,499                   (33,632) (i)    73,945
                                                                                     6,714  (b)  ========
                                           ========     ========

  See accompanying notes to unaudited pro forma combined financial statements.


                        PIONEER NATURAL RESOURCES COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          Year ended December 31, 1996
                      (in thousands, except per share data)


                                        Pro Forma                 Pro Forma
                                         Parker &    Pro Forma     Combined        Pro Forma
                                         Parsley       Mesa       Adjustments      Combined
                                        ---------    ---------    -----------      ---------
Revenues:
   Oil and gas                          $ 374,560    $ 371,280                     $ 745,840
   Natural gas processing                  23,184          -                          23,184
   Interest and other                      17,328       33,824                        51,152
   Gain on disposition of assets, net         -         11,966                        11,966
                                         --------     --------                      --------
                                          415,072      417,070                       832,142
                                         --------     --------                      --------
Cost and expenses:
   Oil and gas production                 101,545       97,617                       199,162
   Natural gas processing                  11,949          -                          11,949
   Depletion, depreciation and
     amortization:
     Oil and gas properties                95,628      130,370       76,933  (c)     302,931
     Other                                  9,001        4,919                        13,920
   Exploration and abandonments            20,187       12,772         (831) (d)      32,128
   General and administrative              26,631       41,016          831  (d)      68,478
   Interest                                28,700      105,266       (4,923) (e)     129,043
   Other                                    2,451        2,340                         4,791
                                         --------     --------                      --------
                                          296,092      394,300                       762,402
                                         --------     --------                      --------
Income from continuing operations
  before income taxes                     118,980       22,770                        69,740
Income tax provision                      (41,600)         -         15,800  (g)     (25,800)
                                         --------     --------                      --------
Income from continuing operations          77,380       22,770                        43,940

Dividends on preferred stock                  -        (21,880)      21,880  (h)         -
                                         --------     --------                      --------
Income from continuing operations
  attributable to common stock          $  77,380    $     890                     $  43,940
                                         ========     ========                      ========
Income per common share                 $    1.82    $     .01                     $     .59
                                         ========     ========                      ========
Weighted average shares
   outstanding                             42,448       64,164      (32,366) (i)      74,246
                                        =========    =========                     =========

  See accompanying notes to unaudited pro forma combined financial statements.


                       PARKER & PARSLEY PETROLEUM COMPANY

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          Year ended December 31, 1996
                      (in thousands, except per share data)

                                                  Australasian      1996                       Pro Forma
                                     Parker &        Assets        Assets       Pro Forma      Parker &
                                     Parsley          Sold          Sold       Adjustments      Parsley
                                    ---------     -----------     ---------    -----------    ---------
Revenues:
   Oil and gas                      $ 396,931     $   (10,591)    $ (11,780)                  $ 374,560
   Natural gas processing              23,814             -            (630)                     23,184
   Interest and other                  17,458            (130)          -                        17,328
   Gain on disposition of assets,
     net                               97,140         (83,260)      (13,880)                         -
                                     --------      ----------      --------                    --------
                                      535,343         (93,981)      (26,290)                    415,072
                                     --------      ----------      --------                    --------
Cost and expenses:
   Oil and gas production             110,334          (3,300)       (5,489)                    101,545
   Natural gas processing              12,528             -            (579)                     11,949
   Depletion, depreciation and
     amortization:
       Oil and gas properties         102,803          (3,917)       (3,258)                     95,628
       Other                            9,331            (300)          (30)                      9,001
   Exploration and abandonments        23,030          (1,435)       (1,408)                     20,187
   General and administrative          28,363          (1,732)          -                        26,631
   Interest                            46,155          (1,100)          -        (12,020) (b)    28,700
                                                                                  (4,335) (j)
   Other                                2,451             -             -                         2,451
                                     --------      ----------      --------                    --------
                                      334,995         (11,784)      (10,764)                    296,092
                                     --------      ----------      --------                    --------
Income (loss) from continuing
   operations before
   income taxes                       200,348         (82,197)      (15,526)                    118,980
Income tax benefit (provision)        (60,100)         16,000         5,400       (2,900) (g)   (41,600)
                                     --------      ----------      --------                    --------
Income (loss) from continuing
   operations                       $ 140,248     $   (66,197)    $ (10,126)                  $  77,380
                                     ========      ==========      ========                    ========
Income per share                    $    3.92                                                 $    1.82
                                     ========                                                  ========
Weighted average shares
   outstanding                         35,734                                      6,714  (b)    42,448
                                    =========                                                  ========

  See accompanying notes to unaudited pro forma combined financial statements.

                                       14




                                    MESA INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          Year ended December 31, 1996
                      (in thousands, except per share data)

                                                                               Pro Forma    Pro Forma
                                     Mesa      Recapitalization   Greenhill   Adjustments      Mesa
                                   ---------   ----------------   ---------   -----------   ----------
Revenues:
   Oil and gas                     $ 300,336     $     -          $  70,944                 $  371,280
   Natural gas processing                -             -                -                          -
   Interest and other                 33,824           -                -                       33,824
   Gain on disposition of assets,
     net                              11,966           -                -                       11,966
                                    --------      --------         --------                  ---------
                                     346,126           -             70,944                    417,070
                                    --------      --------         --------                  ---------
Cost and expenses:
   Oil and gas production             74,518           -             23,099                     97,617
   Natural gas processing                -             -                -                          -
   Depletion, depreciation and
     amortization:
       Oil and gas properties         98,382           -             29,355        2,633 (c)   130,370
       Other                           4,919           -                -                        4,919
   Exploration and abandonments        5,431           -              7,341                     12,772
   General and administrative         31,473           -              9,543                     41,016
   Interest                          121,135       (34,530)(k)         (729)      19,390 (f)   105,266
   Other                               1,929           -                411                      2,340
                                    --------      --------         --------                  ---------
                                     337,787       (34,530)          69,020                    394,300
                                    --------      --------         --------                  ---------
Income from continuing operations
  before income taxes                  8,339        34,530            1,924                     22,770
Income tax provision                     -             -                -                          -
                                    --------      --------         --------                  ---------
Income from continuing operations      8,339        34,530            1,924                     22,770

Dividends on preferred stock          (9,522)      (12,358)(l)          -                      (21,880)
                                    --------      --------         --------                  ---------
Income (loss) from continuing
   operations attributable to
   common stock                    $  (1,183)    $  22,172        $   1,924                 $      890
                                    ========      ========         ========                  =========
Income (loss) per common share     $    (.02)                                               $      .01
                                    ========                                                 =========
Weighted average shares
   outstanding                        64,164                                                    64,164
                                   =========                                                ==========

  The accompanying notes to unaudited pro forma combined financial statements.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996

  Note 1.   Basis of Presentation

      In accordance with the Merger Agreement, (i) holders of Parker & Parsley common stock received one share of Pioneer common stock for each share held;
  (ii) holders of Mesa common stock received one share of Pioneer common stock for every seven shares held; and (iii) holders of Mesa Series A Preferred Stock and Mesa Series B Preferred Stock received 1.25 shares of Pioneer common stock for every seven shares held. No fractional shares were issued and all treasury shares were canceled.

      The unaudited pro forma combined balance sheet of Pioneer as of June 30, 1997 has been prepared to give effect to the Mergers and the exchange of Parker & Parsley's Preferred Shares to Pioneer common stock as if such transactions had occurred on June 30, 1997. In accordance with the provisions of APB No. 16, "Business Combinations", the Mergers have been accounted for as a purchase of Mesa by Parker & Parsley.

      The unaudited pro forma combined statements of operations of Pioneer for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been prepared to give effect to the Mergers and certain events described below for Parker & Parsley and Mesa as if the Mergers and such events had occurred on January 1, 1996.

      Pro Forma Parker & Parsley has been prepared to give effect to the sale of the Australasian Assets Sold, the 1996 Assets Sold and the exchange of Parker & Parsley's Preferred Shares to Pioneer common stock.

      Pro Forma Mesa has been prepared to give effect to the Recapitalization and the acquisition of Greenhill, including additional borrowings to finance such acquisition.

      The following is a description of the individual columns included in these unaudited pro forma combined financial statements:

          Parker & Parsley - Represents the consolidated balance sheet of Parker & Parsley as of June 30, 1997 and the consolidated statements of operations of Parker & Parsley for the six months ended June 30, 1997 and for the year ended December 31, 1996.

          Australasian Assets Sold - Reflects the results of operations for the year ended December 31, 1996 from certain wholly-owned subsidiaries prior to their sale in 1996. On March 28, 1996, Parker & Parsley completed the sale of certain wholly-owned subsidiaries to Santos Ltd., and on June 20, 1996, Parker & Parsley completed the sale of another wholly-owned subsidiary, Bridge Oil Timor Sea, Inc., to Phillips Petroleum International Investment Company. During the year ended December 31, 1996, Parker & Parsley received aggregate consideration of $237.5 million for these combined sales. The assets sold to Santos Ltd. consisted primarily of properties located in the Cooper Basin in Central Australia, the Surat Basin in Northeast Australia, the Carnarvon Basin on the Northwest Shelf off the coast of Western Australia, the Otway Basin off the coast of Southeast Australia and the Central Sumatra Basin in Indonesia. At December 31, 1995, Parker & Parsley's interests in these properties contained 32.1 million BOE of proved reserves (consisting of 12.4 million Bbls of oil and 118.3 Bcf of gas), representing $133.8 million of SEC 10 value. Prior to their sale in 1996, these properties produced 249,500 Bbls of oil and 1,927,000 Mcf of gas. Parker & Parsley received an average price of $19.55 per Bbl of oil and $1.95 per Mcf of gas from such production and incurred production costs per BOE of $4.92 and depletion expense per BOE of $5.84 related to these properties. The wholly-owned subsidiary sold to Phillips Petroleum International Investment Company, Bridge Oil Timor Sea, Inc., has a wholly owned subsidiary, Bridge Oil Timor Sea Pty Ltd., which owns a 22.5% interest in the ZOCA 91-13 permit in the offshore Bonapart Basin in the Zone of Cooperation between Australia and Indonesia.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996



          1996 Assets Sold - Reflects the results of operations for the year ended December 31, 1996 from certain oil and gas properties, gas plants, contract rights and related assets prior to their sale in 1996. During the year ended December 31, 1996, Parker & Parsley sold certain domestic nonstrategic oil and gas properties, gas plants and other related assets for aggregate proceeds of approximately $58.4 million. Prior to their sale in 1996, these oil and gas properties produced 274,314 Bbls of oil and 3,196,093 Mcf of gas. Parker & Parsley received an average price of $19.30 per Bbl of oil and $2.03 per Mcf of gas from such production and incurred production costs per BOE of $6.80 and depletion expense per BOE of $4.04 related to these properties.

          Mesa - Represents the consolidated balance sheet of Mesa as of June 30, 1997 and the consolidated statements of operations of Mesa for the six months ended June 30, 1997 and for the year ended December 31, 1996.

          Recapitalization - Represents the effects on Mesa's unaudited pro forma combined statement of operations from the Recapitalization as if it had occurred on January 1, 1996. In August 1996, Mesa completed a recapitalization of its balance sheet by issuing new equity and repaying and refinancing substantially all of its then existing long-term debt. The Recapitalization was undertaken by Mesa in an effort to deleverage and recapitalize Mesa through the issuance of additional equity and through the refinancing of substantially all of Mesa's $1.2 billion debt existing prior to the Recapitalization. The Recapitalization provided Mesa with an improved financial condition due to (i) a significant reduction in total debt outstanding, (ii) a reduction in annual cash interest expense of approximately $75 million, (iii) cost savings programs which reduced general and administrative and other overhead expenses by approximately $10 million annually, and (iv) the extension of maturities on Mesa's long-term debt, which eliminated Mesa's then existing liquidity concerns. The Recapitalization included (i) the private placement of shares of a new class of Mesa Series B Preferred Stock for $133 million to DNR - Mesa Holdings, Inc. ("DNR"), whose sole general partner is Rainwater Inc., a Texas corporation owned by Richard E. Rainwater, (ii) the sale of $132 million of a new class of Mesa Series A Preferred Stock to Mesa's then existing stockholders through a rights offering, (ii) the establishment of a new bank credit facility and (iv) the issuance of two new series of senior subordinated notes.

          Greenhill - Represents the unaudited statements of operations of Greenhill prior to its acquisition by Mesa on April 15, 1997 and for the year ended December 31, 1996.

      The unaudited pro forma combined statement of operations for the year ended December 31, 1996 presented herein does not reflect the results of operations from Mesa's acquisition from MAPCO Inc. of approximately 11 MMBOE in February 1997 for approximately $66 million. The acquisition is not presented since it is not considered significant under Rule 3-05 of Regulation S-X. The purchase was funded by additional borrowings under Mesa's credit facility.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


  Note 2.    Acquisition of Mesa

      The aggregate Pioneer common stock purchase consideration, including non-recurring merger transaction costs, is computed in accordance with the exchange ratios agreed to in the Merger Agreement as follows:

                                                  Mesa        Mesa Series     Mesa Series
                                                 Common       A Preferred     B Preferred
                                                  Stock          Stock           Stock           Total
                                              ------------    ------------    ------------    ------------
    Shares outstanding                          64,279,568      62,884,094      63,672,925
    Exchange ratio for Mesa shares                    1.00            1.25            1.25
                                               -----------     -----------     -----------
                                                64,279,568      78,605,118      79,591,156     222,475,842
    Exchange ratio to Pioneer common stock            7.00            7.00            7.00            7.00
                                               -----------     -----------     -----------     -----------
    Pioneer Shares                               9,182,795      11,229,303      11,370,165      31,782,263
    Value of Pioneer common stock (a)         $      30.82    $      30.82    $      30.82    $      30.82
                                               -----------     -----------     -----------     -----------
    Pioneer common stock consideration        $283,013,742    $346,087,118    $350,428,485     979,529,345
                                               ===========     ===========     ===========
    Cash consideration for nonrecurring
       merger transaction costs                                                                 20,000,000
                                                                                               -----------
    Aggregate purchase consideration                                                          $999,529,345
                                                                                               ===========
  ------------------

  (a) Pioneer Common Stock is valued at $30.82 per share which represents Parker & Parsley's seven-day average trading price surrounding the announcement of the Mergers on April 7, 1997.

      The following table represents the preliminary allocation of the total purchase price of Mesa to the acquired assets and liabilities of Mesa. The allocation represents the fair values assigned to each of the significant assets acquired and liabilities assumed. Any future adjustments to the allocation of the purchase price are not anticipated to be material to the unaudited pro forma combined financial statements.
                                                               Allocation of
                                                                 Aggregate
                                                                 Purchase
                                                               Consideration
                                                               -------------
                                                               (in thousands)

     Net working capital                                       $      11,882
     Property, plant and equipment                                 2,334,573
     Other assets                                                     58,664
     Long-term debt                                               (1,186,538)
     Other noncurrent liabilities, including deferred taxes         (219,052)
                                                                ------------
                                                               $     999,529
                                                                ============
     Pioneer Common Stock consideration                        $     979,529
     Cash paid for nonrecurring merger transaction costs              20,000
                                                                ------------
     Aggregate purchase consideration                          $     999,529
                                                                ============

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


      The following table illustrates the number of Pioneer shares that were issued in accordance with the exchange ratios agreed to in the Merger Agreement.

                                    Shares           New
                                Outstanding at     Pioneer
   Existing Security Type       August 7, 1997    Security      Pioneer Shares
-----------------------------   --------------   ------------   --------------
Parker & Parsley Common Stock     41,773,238     Common Stock     41,773,238
Mesa Common Stock                 64,279,568     Common Stock      9,182,795
Mesa Series A Preferred Stock     62,884,094     Common Stock     11,229,303
Mesa Series B Preferred Stock     63,672,925     Common Stock     11,370,165
                                                                 -----------
                                                                  73,555,501
                                                                 ===========
  Note 3.    Pro Forma Entries

  (a) To record the acquisition of Mesa using the purchase method of accounting. The allocation of the purchase price to the acquired assets and liabilities is preliminary and, therefore, subject to change. Any future adjustments to the allocation of the purchase price are not anticipated to be material to Pioneer's financial statements. (See Note 2 above).

  (b) To (i) reclassify the Preferred Shares and related capitalized issuance fees to common stock and additional paid-in capital as a result of Parker & Parsley's mandatory exchange of such Preferred Shares for shares of Parker & Parsley common stock on July 28, 1997 and (ii) eliminate the interest expense associated with such Preferred Shares and amortization of capitalized issuance fees. On July 28, 1997, Parker & Parsley exercised its right to require each holder of the 3,776,400 Preferred Shares to mandatorily exchange all Preferred Shares for shares of common stock of Parker & Parsley at a rate of 1.7778 shares of Parker & Parsley common stock for each Preferred Share. As a result of the exchange, Pioneer will no longer incur interest expense of approximately $12 million per year associated with the Preferred Shares.

  (c) To adjust depreciation, depletion and amortization expense for the additional basis allocated to the oil and gas properties acquired and accounted for using the successful efforts method of accounting.

  (d) To reclassify certain amounts to conform with the financial statement presentation of Pioneer.

  (e) To  reduce  interest  expense  for (i) the  amortization  of the  premiums
      (utilizing the effective interest rate method) recorded as part of purchase accounting for Mesa's 10-5/8% Senior Subordinated Notes and 11-5/8% Senior Subordinated Discount Notes and (ii) the application of
      Parker & Parsley's excess cash in 1996 to the reduction of Mesa's outstanding bank indebtedness at Mesa's 1996 pro forma incremental borrowing interest rate of 7% (see pro forma entry (j) below).

  (f) To adjust interest expense resulting from the borrowing of the funds necessary for Mesa's acquisition of Greenhill. Mesa's 1997 and 1996 pro forma incremental borrowing interest rate of 7% was utilized to determine the additional pro forma interest expense.

  (g) To adjust income tax expense for each tax jurisdiction.

  (h) To eliminate the preferred stock dividends associated with Mesa's Series A and Series B Preferred Stock.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


  (i) To adjust the weighted average shares outstanding for the acquisition of Mesa. This adjustment also assumes the conversion of Mesa's outstanding employee stock options into Pioneer employee stock options for purposes of computing weighted average shares outstanding.

  (j) To adjust interest expense resulting from the application of that portion of the sales proceeds from the Australasian Assets Sold and the 1996
      Assets Sold necessary to retire Parker & Parsley's outstanding bank indebtedness. The proceeds applied to retire Parker & Parsley's outstanding bank indebtedness of $225 million resulted in a reduction in interest expense of $4.3 million. The reduction in interest expense was calculated utilizing Parker & Parsley's weighted average rate on its bank indebtedness of 6.22% for the period during 1996 in which Parker & Parsley had outstanding bank indebtedness.

  (k) To reduce interest expense as a result of the Recapitalization. Interest expense adjustments include the following for the year ended December 31, 1996:
                                                                     Pro Forma
                                          Historical    Pro Forma    Adjustment
                                          ----------    ---------    ----------
  Interest expense on former debt repaid
   in the Recapitalization:
    Secured Notes                         $   26,231          -      $ (26,231)
    Former Credit Agreement                    2,472          -         (2,472)
    12-3/4% secured discount notes            43,979          -        (43,979)
    13-1/2% subordinated notes                   654          -           (654)

  Interest expense on former debt repaid
   prior to the Recapitalization:
    12-3/4% unsecured discount notes           2,595    $   2,595          -

  Interest expense on new debt issued in
   the Recapitalization:
    10-5/8% Senior Subordinated Notes         17,613       35,418       17,805
    11-5/8% Senior Discount Notes              8,893       18,661        9,768
    New Credit Facility                       15,094       26,327       11,233

  Other interest expense                       3,604        3,604          -
                                           ---------     --------     --------
                                          $  121,135    $  86,605    $ (34,530)
                                           =========     ========     ========

      Other  interest   expense  is  primarily  the  interest   portion  of  the
      administrative fee charged by Colorado Interstate Gas Company in connection with Mesa's West Panhandle field operations. The interest rate on the New Credit Facility is approximately 7.73% on the first $250 million due to an interest rate swap with the balance at a floating rate that during the period outstanding was approximately 7%.

  (l) To record the pro forma adjustment for an 8% annual dividend on the Mesa Series A and Series B Preferred Stock payable quarterly in additional shares of Mesa Series A and Series B Preferred Stock for at least the first four years after issuance as if the Mesa Series A and Series B Preferred Stock had been issued January 1, 1996.

  Note 4.   Income Taxes

      Pioneer will account for income taxes in accordance with the provisions of SFAS 109. In accordance with SFAS 109, Pioneer will prepare separate tax calculations for each tax jurisdiction in which Pioneer will be subject to income taxes.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


  Note 5.   Income from Continuing Operations per Share

      Income from continuing operations per share is computed based on the weighted average number of shares of common stock and common stock equivalents, if more than 3% dilutive, outstanding during the period. Fully diluted income from continuing operations per share is not presented since dilution is less than 3% on a pro forma combined basis. Income from continuing operations per share reflects the exchange of Parker & Parsley's Preferred Shares and the conversion of Mesa's Series A Preferred Stock and Mesa's Series B Preferred Stock to Pioneer common stock which increased the weighted average number of shares of Pioneer common stock outstanding to 73.6 million at August 7, 1997.

  Note 6.   Parker & Parsley Stock Options

      Upon the consummation of the Mergers on August 7, 1997, which constituted a "Change of Control" as defined in the Parker & Parsley Long-term Incentive Plan, each holder of Parker & Parsley options was granted corresponding stock appreciation rights unless such holder had waived such right prior to the Mergers, and all outstanding stock appreciation rights and options immediately became fully vested and exercisable in full. Consequently, during the third quarter of 1997, Pioneer will record compensation expense in accordance with APB No. 25, "Accounting for Stock Issued to Employees" equal to the value of the stock appreciation rights granted of approximately $2.5 million dollars, before income tax effects, based on a common stock price of $37.69. This expense is associated with the stock appreciation rights granted to certain individuals who are no longer with Pioneer and who did not waive their right to receive stock appreciation rights. In accordance with SEC guidelines concerning the preparation of pro forma financial statements, this adjustment is not reflected in the accompanying Pro Forma Combined Financial Statements.

  Note 7.   General and Administrative Expense Reductions

      Mesa's general and administrative expenses for the year ended December 31, 1996 includes $9.4 million associated with the elimination of 86 positions from the total of 385 at December 31, 1995, and a significant downsizing of Mesa's natural gas vehicle equipment business in conjunction with the Recapitalization. Given the first quarter 1997 general and administrative expenses of $3.8 million, Mesa's continuing costs are estimated at approximately $15 million per year ($3.8 million multiplied by four quarters). In addition, Greenhill's general and administrative expenses prior to its sale to Mesa on April 15, 1997 of $13.3 million included severance costs paid to Greenhill employees of approximately $11 million as few of Greenhill's administrative personnel were retained. As a result, Mesa considers a continuing annual expense associated with Greenhill properties of approximately $5 million to be reasonable. Given the above, Mesa expects total general and administrative expenses to approximate $20 million per year. The accompanying Pro Forma Combined Statements of Operations for Pioneer do not include any adjustments related to the expected level of ongoing general and administrative expense.

  Note 8.   Parker & Parsley Third Quarter of 1997 Charges

      Pioneer's Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997 includes certain unamortized amounts which will be recognized as noncash charges during the third quarter of 1997 as a result of the Mergers. These amounts include $2.5 million (pre-tax) of capitalized issuance fees associated with Parker & Parsley's existing bank credit facility which was replaced by a new $1.4 billion bank credit facility for Pioneer and $544 thousand (pre-tax) of unearned compensation resulting from certain change of control provisions included in Parker & Parsley's existing Long-term Incentive Plan whereby the vesting requirements of outstanding restricted stock awards were accelerated.

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


  Note 9.   Oil and Gas Reserve Data

      The following unaudited pro forma supplemental information regarding the oil and gas activities of Pioneer is presented pursuant to the disclosure requirements promulgated by the SEC and Statement of Financial Accounting Standards No. 69, "Disclosures About Oil and Gas Producing Activities". The pro forma combined reserve information is presented as if the sale of the Australasian Assets and 1996 Assets Sold and the acquisition of Mesa and Greenhill had occurred on January 1, 1996.

      Management emphasizes that reserve estimates are inherently imprecise and subject to revision and that estimates of new discoveries are more imprecise than those of producing oil and gas properties. Accordingly, the estimates are expected to change as future information becomes available; such changes could be significant.

  Quantities of oil and gas reserves

      Set forth below is a pro forma summary of the changes in the net quantities of oil and natural gas reserves for the year ended December 31, 1996.
                                               Oil, NGL's and
                                                 Condensate         Gas
                                                   (Bbls)          (Mcf)
                                               --------------    ----------
                                                       (in thousands)

     Balance, January 1, 1996                      267,108        1,984,726
       Revisions of previous estimates              31,475           42,246
       Purchase of minerals-in-place                   300           11,494
       New discoveries and extensions                3,952           31,259
       Production                                  (20,550)        (160,729)
                                                 ---------       ----------
     Balance, December 31, 1996                    282,285        1,908,996
                                                 =========       ==========

  Standardized measure of discounted future net cash flows

      The pro forma combined standardized measure of discounted future net cash flow is computed by applying year-end prices of oil and gas (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of oil and gas reserves less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows. Future income taxes are calculated by comparing discounted future cash flows to the tax basis of oil and gas properties, plus available carryforwards and credits, and applying the current tax rate to the difference.

                                             December 31, 1996
                                             -----------------
                                              (in thousands)

  Oil and gas producing activities:
    Future cash inflows                       $  14,015,758
    Future production costs                      (3,978,622)
    Future development costs                       (394,157)
    Future income tax expense                    (2,679,935)
                                               ------------
                                                  6,963,044
    10% annual discount factor                   (3,247,780)
                                               ------------
    Standardized measure of discounted
      future net cash flows                   $   3,715,264
                                               ============

                        PIONEER NATURAL RESOURCES COMPANY

                      NOTES TO UNAUDITED PRO FORMA COMBINED
                              FINANCIAL STATEMENTS
                       June 30, 1997 and December 31, 1996


Changes relating to the standardized measure of discounted future net cash flows

     The principal sources of the change in the pro forma combined standardized measure of discounted future net cash flows for the year ended December 31, 1996 are as follows (in thousands):

     Oil and gas sales, net of production costs                $   (546,678)
     Net changes in prices and production costs                   1,979,347
     Extensions and discoveries                                      94,936
     Purchases of minerals-in-place                                  20,606
     Revisions of estimated future development costs                (83,116)
     Revisions of previous quantity estimates                       364,334
     Accretion of discount                                          253,122
     Changes in production rates, timing and other                 (132,538)
                                                                -----------
     Change in present value of future net revenues               1,950,013
     Net change in present value of future income taxes            (566,915)
                                                                -----------
                                                                  1,383,098
     Balance, beginning of year                                   2,332,166
                                                                -----------
     Balance, end of year                                      $  3,715,264
                                                                ===========
                                       23

                       PARKER & PARSLEY PETROLEUM COMPANY






  Exhibits

2.1 Amended and Restated Agreement and Plan of Merger dated as of April 6, 1997, by and between among Mesa Inc., Mesa Operating Co., MXP Reincorporation Corp. and Parker & Parsley Petroleum Company (incorporated by reference to Exhibit 2.1 to Pioneer's Form S-4 dated June 27, 1997, Registration No. 333-26951).

10.1 Credit Facility Agreement (Primary Facility) dated as of August 7, 1997 between Pioneer Natural Resources USA, Inc. as Borrower and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and The Chase Manhattan Bank, as Syndication Agent; Bank of America Natural Trust and Savings Association, The Bank of New York, The Bank of Nova Scotia, Royal Bank of Canada, Union Bank of California, N.A., The Fuji Bank, Limited -Houston Agency and Wells Fargo Bank, N.A., as Co-Agents; and certain other lenders (incorporated by reference to Exhibit 10.1 to Pioneer's Form 8-K dated August 21, 1997, Registration No. 333-26951).

10.2 Credit Facility Agreement (364 Day Facility) dated as of August 7, 1997 between Pioneer Natural Resources USA, Inc. as Borrower and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and The Chase Manhattan Bank, as Syndication Agent; Bank of America Natural Trust and Savings Association, The Bank of New York, The Bank of Nova Scotia, Royal Bank of Canada, Union Bank of California, N.A., The Fuji Bank, Limited -Houston Agency and Wells Fargo Bank, N.A., as Co-Agents; and certain other lenders (incorporated by reference to Exhibit 10.2 to Pioneer's Form 8-K dated August 21, 1997, Registration No. 333-26951).

                       PARKER & PARSLEY PETROLEUM COMPANY



                               S I G N A T U R E S


  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      PARKER & PARSLEY PETROLEUM COMPANY

                                      By:  Pioneer Natural Resources USA, Inc.,
                                           its successor by merger




  Date:     August 21, 1997       By:     /s/ Scott D. Sheffield
                                      -------------------------------
                                          Scott D. Sheffield
                                          President




  Date:     August 21, 1997       By:     /s/ Rich Dealy
                                      -------------------------------
                                          Rich Dealy
                                          Vice President - Controller

      Exhibit Index                                                       Page
      -------------                                                       ----

2.1 Amended and Restated Agreement and Plan of Merger dated as of April 6, 1997, by and between among Mesa Inc., Mesa Operating Co., MXP Reincorporation Corp. and Parker & Parsley Petroleum Company (incorporated by reference to Exhibit 2.1 to Pioneer's Form S-4 dated June 27, 1997, Registration No. 333-26951).

10.1 Credit Facility Agreement (Primary Facility) dated as of August 7, 1997 between Pioneer Natural Resources USA, Inc. as Borrower and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and The Chase Manhattan Bank, as Syndication Agent; Bank of America Natural Trust and Savings Association, The Bank of New York, The Bank of Nova Scotia, Royal Bank of Canada, Union Bank of California, N.A., The Fuji Bank, Limited - Houston Agency and Wells Fargo Bank, N.A., as Co-Agents; and certain other lenders (incorporated by reference to Exhibit 10.1 to Pioneer's Form 8-K dated August 21, 1997, Registration No. 333-26951).

10.2 Credit Facility Agreement (364 Day Facility) dated as of August 7, 1997 between Pioneer Natural Resources USA, Inc. as Borrower and NationsBank of Texas, N.A., as Administrative Agent, CIBC Inc., as Documentation Agent, Morgan Guaranty Trust Company of New York, as Documentation Agent and The Chase Manhattan Bank, as Syndication Agent; Bank of America Natural Trust and Savings Association, The Bank of New York, The Bank of Nova Scotia, Royal Bank of Canada, Union Bank of California, N.A., The Fuji Bank, Limited - Houston Agency and Wells Fargo Bank, N.A., as Co-Agents; and certain other lenders (incorporated by reference to Exhibit 10.2 to Pioneer's Form 8-K dated August 21, 1997, Registration No. 333-26951).

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